SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                  SCHEDULE 13G
                                 (Rule 13d-102)




             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1(b) AND (c) AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13d-2(b)

                               (Amendment No. 2 )1


                               Belmont Homes, Inc.
                                (Name of Issuer)


                                  Common Stock
                         (Title of Class of Securities)


                                   080381-10-6
                                 (CUSIP Number)




------------------------
         1 The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of that section of the Act (however, see the Notes).

CUSIP No. 080381-10-6               13G                      Page  2  of 5 Pages
--------------------------------------------------------------------------------


   1     NAME OF REPORTING PERSON
         S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)


         A. Douglas Jumper, Sr.
--------------------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)_______
                                                                      (b)_______
--------------------------------------------------------------------------------
   3     SEC USE ONLY
--------------------------------------------------------------------------------
   4     CITIZENSHIP OR PLACE OF ORGANIZATION


         United States of America
--------------------------------------------------------------------------------
                  |     5     SOLE VOTING POWER
     NUMBER OF    |
      SHARES      |           None
   BENEFICIALLY   |-------------------------------------------------------------
     OWNED BY     |     6     SHARED VOTING POWER
       EACH       |
     REPORTING    |           None
      PERSON      |-------------------------------------------------------------
       WITH       |     7     SOLE DISPOSITIVE POWER
                  |
                  |           None
                  |-------------------------------------------------------------
                  |     8     SHARED DISPOSITIVE POWER
                  |
                  |           None
--------------------------------------------------------------------------------
   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         None
--------------------------------------------------------------------------------
  10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

--------------------------------------------------------------------------------
  11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         0%
--------------------------------------------------------------------------------
  12     TYPE OF REPORTING PERSON*

         IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

Item 1. (a)      Name of Issuer:  Belmont Homes, Inc.

Item 1. (b)      Address of Issuer's Principal Executive Offices:

                 Highway 25 South
                 Industrial Park Drive
                 Belmont, Mississippi 38827


Item 2. (a)      Name of Person Filing:  A. Douglas Jumper, Sr.

Item 2. (b)      Address of Principal Business Office or, if None, Residence:

                 205 South First Street
                 Booneville, Mississippi 38829

Item 2. (c)      Citizenship:  United States of America

Item 2. (d)      Title of Class of Securities:  Common Stock

Item 2. (e)      CUSIP No.: 080381-10-6

Item 3.          Not applicable


Item 4.          Ownership.

        (a)      Amount beneficially owned:

                 None

        (b)      Percent of class: 0%

        (c)      Number of shares as to which such person has:

                 (i)   Sole power to vote or to direct the vote:

                       None

                 (ii)  Shared power to vote or to direct the vote:

                       None

                 (iii) Sole power to dispose or to direct the disposition of:

                       None

                                Page 3 of 5 pages

                 (iv)  Shared power to dispose or to direct the disposition of:

                       None


Item 5.   Ownership of Five Percent or Less of a Class.

          If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].


Item 6.   Ownership of More Than Five Percent on Behalf of Another Person.

          Not applicable.


Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

          Not applicable.


Item 8.   Identification and Classification of Members of the Group.

          Not applicable.


Item 9.   Notice of Dissolution of Group.

          Not applicable.


Item 10.  Certification.

          Not applicable.


                                Page 4 of 5 pages

                                    SIGNATURE

                 After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                               February 13, 1998
                                                               -----------------
                                                                     (Date)


                                                      /s/ A. DOUGLAS JUMPER, SR.
                                                      --------------------------
                                                          A. Douglas Jumper, Sr.




                                Page 5 of 5 pages